Filed Pursuant to Rule 424(b)(5)

Registration No. 333-224057

PROSPECTUS

$50,000,000

Senseonics Holdings, Inc.

Common Stock

We have entered into a sales agreement with Cowen and Company, LLC, or Cowen, relating to shares of our common stock offered by this prospectus.  In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $50.0 million from time to time through Cowen acting as our agent.

Our common stock is listed on the NYSE American under the symbol “SENS.”  On March 28, 2018, the last reported sale price of our common stock was $2.79 per share.

Sales of our common stock, if any, under this prospectus will be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act.  Cowen is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cowen and us.  There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to Cowen for sales of common stock sold pursuant to the sales agreement will be an amount equal to 3% of the gross proceeds of any shares of common stock sold under the sales agreement.  See “Plan of Distribution” beginning on page 15 for additional information regarding the compensation to be paid to Cowen.  In connection with the sale of the common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cowen will be deemed to be underwriting commissions or discounts.  We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Exchange Act of 1934, as amended.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Cowen

April 19, 2018

Prospectus

ABOUT THIS PROSPECTUS

This prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the terms of this offering of common stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the sales agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

Unless the context indicates otherwise, as used in this prospectus, the terms “Senseonics,” “the Company,” “we,” “us” and “our” refer to Senseonics Holdings, Inc. and, where appropriate, our subsidiary.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus on page 5 and in the documents incorporated by reference into this prospectus.

Company Overview

We are a medical technology company focused on the design, development and commercialization of glucose monitoring products to improve the lives of people with diabetes by enhancing their ability to manage their disease with relative ease and accuracy. Our continuous glucose monitoring, or CGM, systems, Eversense and Eversense XL,  are reliable, long-term, implantable CGM systems that we have designed to continually and accurately measure glucose levels in people with diabetes for a period of up to 90 and 180 days, respectively, as compared to six to fourteen days for currently available CGM systems. We believe Eversense and Eversense XL will provide people with diabetes with a more convenient method to monitor their glucose levels in comparison to the traditional method of self-monitoring of blood glucose, or SMBG, as well as currently available CGM systems. In our U.S. pivotal clinical trial, we observed that Eversense measured glucose levels over 90 days with a degree of accuracy superior to that of other currently available CGM systems. Our Eversense and Eversense XL systems are currently approved for sale in Europe and we submitted our pre-market approval, or PMA, application for Eversense to the U.S. Food and Drug Administration, or FDA, in October 2016. On March 29, 2018, we had a meeting with the FDA Clinical Chemistry and Clinical Toxicology Devices Panel, during which the panel voted that the Eversense benefits outweighed the risks by a count of 8 to 0.  The panel also voted 8 to 0 in favor of the safety and 8 to 0 in favor of the efficacy of Eversense. We anticipate that FDA’s decision on our PMA application might occur within two to four months following the panel meeting. If we receive FDA approval, we intend to initiate commercial launch in the United States promptly following the receipt of PMA approval.

Diabetes is a chronic, life-threatening disease for which there is no known cure. The disease is caused by the body’s inability to produce or effectively utilize the hormone insulin, which prevents the body from adequately regulating blood glucose levels. If diabetes is not managed properly, it can lead to serious health conditions and complications, including heart disease, limb amputations, loss of kidney function, blindness, seizures, coma and even death. According to the 2017 International Diabetes Federation Atlas, an estimated 425 million people worldwide had diabetes as of the date of the report. The number of people with diabetes worldwide is estimated to grow to 629 million by 2045, driven primarily by growth in Type 2 diabetes and due to various reasons, including changes in dietary trends, an aging population and increased prevalence of the disease in younger people. Diabetes is typically classified into two primary types. Type 1 diabetes is an autoimmune disorder that usually develops during childhood and is characterized by the inability of the body to produce insulin, resulting from destruction of the insulin producing beta cells of the pancreas. Type 2 diabetes is a metabolic disorder that results when the body is unable to produce sufficient amounts of insulin or becomes insulin resistant. People with Type 1 diabetes must administer insulin, either by injection or insulin pump, to survive. People with Type 2 diabetes may require diet and nutrition management, exercise, oral medications or the administration of insulin to regulate blood glucose levels. In the next few years, we expect the growth in sales of CGM systems to be driven primarily by increased penetration of CGM in the Type 1 diabetic population.

In an attempt to maintain blood glucose levels within the normal range, many people with diabetes seek to actively monitor their blood glucose levels. The traditional SMBG method of glucose monitoring requires lancing the fingertips, commonly referred to as fingersticks, multiple times per day and night to obtain a blood drop to be applied to a test strip inside a blood glucose meter. This method of monitoring glucose levels is inconvenient and can be painful and, because each measurement represents a single blood glucose value at a single point in time, it provides limited information regarding trends in blood glucose levels. In contrast, CGM systems are generally less painful and involve the insertion of sensors into the body to measure glucose levels in the interstitial fluid throughout the day and night, providing real-time data that shows trends in glucose measurements. Since CGM measurements from interstitial tissue are inherently less accurate than test-strip measurements made directly from the blood, the FDA and other device regulators historically have required that CGMs be labeled and marketed as “adjunctive” to test-strip measurements, with instructions that patients confirm CGM measurements with test-strip measurements using blood obtained from fingersticks prior to self-medicating. Recent improvements in the accuracy of CGM systems have led to the FDA issuing the first “non-adjunctive” label in 2016. We expect that the approval of the Eversense PMA will have an “adjunctive” label initially. Our plans will be to pursue a “non-adjunctive” label as soon as possible. Currently available CGM systems are often inconvenient, requiring frequent sensor replacement and an extra device, called a receiver, to monitor glucose readings, and have limited safety features.

We believe we have an $18.0 billion market potential in the United States for our products and systems.  According to the National Diabetes Statistics Report, as of the end of 2015, there are approximately 23 million patients diagnosed with diabetes in the United States. We estimate that 6.9 million of these diabetes patients take insulin.

European Development and Commercialization of Eversense

In May 2016, we received our CE mark for Eversense, which allows us to market and sell Eversense in Europe. In connection with our CE Mark, we have agreed to conduct post-market surveillance activities. In June 2016, we commenced commercialization of Eversense in Sweden through our exclusive distribution agreement with Rubin Medical, or Rubin, which also has the right to distribute Eversense in Norway and Denmark. Rubin markets and sells medical products for diabetes treatment in the Scandinavian region.

In May 2016, we entered into a distribution agreement with Roche Diagnostics International AG and Roche Diabetes Care GmbH, together referred to as Roche, pursuant to which we granted Roche the exclusive right to market, sell and distribute Eversense in Germany, Italy and the Netherlands. In November 2016, we entered into an amendment to the distribution agreement granting Roche the exclusive right to market, sell and distribute Eversense in Europe, the Middle East and Africa, excluding Sweden, Norway, Denmark, Finland and Israel. Roche is a pioneer in the development of blood glucose monitoring systems and a global leader for diabetes management systems and services. We began distributing Eversense through Roche in Germany in September 2016 and in Italy and the Netherlands in the fourth quarter of 2016. To date, we have begun distributing Eversense in an aggregate of 13 European countries through Rubin and Roche.

In September 2017, we received the CE Mark for Eversense XL, which is indicated for a sensor life of up to 180 days. Eversense XL began commercialization in Europe in the fourth quarter of 2017. In addition, in February 2018, we received approval to market Eversense NOW, which is an application designed to remotely monitor the Eversense users’ CGM data in real time.

United States Development of Eversense

In 2016, we completed our Precise II pivotal clinical trial in the United States. This trial, which was fully enrolled with 90 subjects, was conducted at eight sites in the United States. In the trial, we measured the accuracy of Eversense measurements through 90 days after insertion. We also assessed safety through 90 days after insertion or through sensor removal. In the trial, we observed a mean absolute relative difference, or MARD, of 8.5% utilizing two calibration points for Eversense across the 40-400 mg/dL range when compared to YSI blood reference values during the 90-day continuous wear period. We also observed a MARD of 9.5% utilizing one calibration point for Eversense across the 40-400 mg/dL range when compared to YSI blood reference values during the 90-day continuous wear period. Based on the data from this trial, in October 2016 we submitted a pre-market approval, or PMA, application to the FDA to market Eversense in the United States for 90-day use. On March 29, 2018, we had a meeting with the FDA Clinical Chemistry and Clinical Toxicology Devices Panel, during which the panel voted that the Eversense benefits outweighed the risks by a count of 8 to 0.  The panel also voted 8 to 0 in favor of the safety and 8 to 0 in favor of the efficacy of Eversense. We anticipate that FDA’s decision on our PMA application might occur within two to four months following the panel meeting. However, the ultimate timing of FDA’s decision is uncertain and will depend on many factors. Accordingly, we cannot guarantee the timing of receipt of PMA approval, if at all. For commercialization in the United States, we intend to distribute our product through our own direct sales and marketing organization. We have received Category III CPT codes for the insertion and removal of the Eversense sensor. We intend to pursue a Category I CPT code in the future.

Risks Associated with our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary and those described under similar headings in the documents incorporated by reference into this prospectus. These risks include:

•                  We have incurred significant operating losses since inception and cannot assure you that we will ever achieve or sustain profitability.

•                  We have limited commercialization experience in Europe, and our products are not yet approved for sale in the United States. If we are unable to successfully receive regulatory approval for and commercialize Eversense in the United States, or if we experience significant delays in doing so, our business will be harmed.

•                  We are dependent on one product, Eversense. Our success depends on our ability to continue to develop, commercialize and gain market acceptance for our products.

•                  Failure to secure or retain coverage or adequate reimbursement for Eversense or future versions of Eversense systems, including the related insertion and removal procedures, by third-party payors could adversely affect our business, financial condition and operating results.

•                  If important assumptions we have made about what people with intensively managed diabetes are seeking in a CGM system are inaccurate, our business and operating results may be adversely affected.

•                  We operate in a very competitive industry and if we fail to compete successfully against our existing or potential competitors, many of whom have greater resources than we have, our sales and operating results may be negatively affected.

•                  The size and future growth in the market for CGM systems and CGM-related products has not been established with precision and may be smaller than we estimate, possibly materially. If our estimates and projections overestimate the size of this market, our sales growth may be adversely affected.

•                  If we are unable to establish a sales and marketing infrastructure, we may not be successful in commercializing Eversense in the United States, even if we receive regulatory approval.

•                  Our ability to maintain and grow our revenue will depend on establishing a customer base and retaining a high percentage of our customer base.

•                  We have a limited operating history as a commercial-stage company and may face difficulties encountered by companies early in their commercialization in competitive and rapidly evolving markets.

•                  We contract with third parties for the manufacture of Eversense for clinical testing and expect to continue to do so for commercialization. Risks associated with the manufacturing of our products could reduce our gross margins and negatively affect our operating results.

•                  We will need to raise substantial additional funds in the future, and these funds may not be available on acceptable terms or at all. A failure to obtain this necessary capital when needed could force us to delay, limit, scale back or cease some or all operations. As a result, our registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Corporate Information

We were originally incorporated as ASN Technologies, Inc. in Nevada on June 26, 2014. On December 7, 2015, pursuant to a merger agreement and the transactions contemplated thereby, or the Acquisition, we acquired Senseonics, Incorporated, a medical technology company focused on the design, development and commercialization of glucose monitoring systems to improve the lives of people with diabetes by enhancing their ability to manage their disease with relative ease and accuracy. From its inception in 1996 until 2010, Senseonics, Incorporated devoted substantially all of its resources to researching various sensor technologies and platforms. Beginning in 2010, the company narrowed its focus to designing, developing and refining a commercially viable glucose monitoring system.

In connection with the Acquisition, we reincorporated in Delaware and changed our name to Senseonics Holdings, Inc. Upon the closing of the Acquisition, Senseonics, Incorporated merged with a wholly-owned subsidiary of ours formed solely for that purpose and became our wholly-owned subsidiary.

Our principal executive offices are located at 20451 Seneca Meadows Parkway, Germantown, Maryland 20876-7005. Our telephone number is (301) 515-7260. Our website is located at http://www.senseonics.com. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from some of the reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

•                  being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•                  not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•                  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•                  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•                  not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (b) December 31, 2019; (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous six years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these reduced burdens. For example, we have taken advantage of the reduced reporting requirements with respect to disclosure regarding our executive compensation arrangements, have presented only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our public filings, and have taken advantage of the exemption from auditor attestation on the effectiveness of our internal control over financial reporting. To the extent that we take advantage of these reduced burdens, the information that we provide stockholders may be different than you might obtain from other public companies in which you hold equity interests.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

THE OFFERING

Common Stock Offered By Us	Shares of our common stock having an aggregate offering price of up to $50.0 million.
Manner of Offering	“At the market” offering that may be made from time to time through our sales agent, Cowen and Company, LLC. See “Plan of Distribution” on page 15.
Use of Proceeds

We currently intend to use the net proceeds from this offering to begin commercialization of Eversense in the United States, if approved, to fund continued research and development of future configurations of Eversense, and for working capital and general corporate purposes. See “Use of Proceeds” on page 9 of this prospectus.

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” on page 7 of this prospectus, and under similar headings in other documents incorporated by reference into this prospectus.
NYSE American Symbol	“SENS”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated by our annual, quarterly and other reports and documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

ADDITIONAL RISKS RELATED TO THIS OFFERING

You may experience dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 17,921,146 shares of our common stock are sold at a price of $2.79 per share, the last reported sale price of our common stock on the NYSE American on March 28, 2018, for aggregate gross proceeds of $50.0 million, and after deducting commissions and estimated offering expenses payable by us, you would experience immediate dilution of $2.43 per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2017 after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options or warrants would result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering. Because the sales of the shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from this offering to begin commercialization of Eversense in the United States, if approved, to fund continued research and development of future configurations of Eversense, and for working capital and general corporate purposes. Pending these uses, we expect to invest the net proceeds in investment-grade, interest-bearing securities. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the documents incorporated by reference herein.

Any statements in this prospectus, or incorporated herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, these forward-looking statements include statements regarding:

•                  the timing of, and our ability to obtain and maintain regulatory approval of, Eversense in the United States;

•                  our ability to maintain regulatory approval of Eversense and Eversense XL in Europe;

•                 the clinical utility of Eversense;

•                 our ability to develop future generations of Eversense;

•                 our ability to access our credit facilities in the future;

•                 the timing and availability of data from our clinical trials;

•                 the timing of our planned regulatory filings;

•                 our future development priorities;

•                 our ability to obtain adequate reimbursement and third-party payor coverage for Eversense;

•                 our expectations about the willingness of healthcare providers to recommend Eversense to people with diabetes;

•                 our commercialization, marketing and manufacturing capabilities and strategy;

•                 our ability to comply with applicable regulatory requirements;

•                 our ability to maintain our intellectual property position;

•                 our estimates regarding the size of, and future growth in, the market for CGM systems;

•                 our estimates regarding the period of time for which our current capital resources will be sufficient to fund our continued operations; and

•                 our estimates regarding our future expenses and needs for additional financing.

In some cases, you can identify forward-looking statements by the words “may,” “might,” “can,” “will,” “to be,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “likely,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

You should refer to the “Risk Factors” section contained in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $50.0 million from time to time. Because there is no minimum offering price for the shares that we may offer from time to time, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the sales agreement with Cowen as a source of financing.

We currently intend to use the net proceeds from this offering to begin commercialization of Eversense in the United States, if approved, to fund continued research and development of future configurations of Eversense, and for working capital and general corporate purposes. We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending these uses, we expect to invest the net proceeds in investment-grade, interest-bearing securities.

DILUTION

Our net tangible book value as of December 31, 2017 was approximately $7.3 million, or $0.05 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of December 31, 2017. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 17,921,146 shares of our common stock in this offering at an assumed offering price of $2.79 per share, the last reported sale price of our common stock on the NYSE American on March 28, 2018, and after deducting estimated offering commissions and offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2017 would have been approximately $55.6 million, or $0.36 per share. This represents an immediate increase in net tangible book value of $0.31 per share to existing stockholders and immediate dilution of $2.43 per share to investors purchasing our common stock in this offering at the assumed public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$2.79
Net tangible book value per share of as December 31, 2017	$0.05
Increase in net tangible book value per share attributable to this offering	$0.31
As adjusted net tangible book value per share as of December 31, 2017, after giving effect to this offering		$0.36
Dilution per share to investors purchasing our common stock in this offering		$2.43

The above discussion and table are based on 136,882,735 shares of our common stock outstanding as of December 31, 2017, and exclude:

•                  16,395,080 shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2017, at a weighted-average exercise price of $1.61 per share;

•                  4,427,086 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2017, at a weighted-average exercise price of $1.85 per share; and

•                  4,290,617 shares of common stock reserved for future issuance under our equity incentive plans as of December 31, 2017 consisting of (a) 2,554,921 shares of common stock reserved for future issuance under the Amended and Restated 2015 Equity Incentive Plan, and (b) 1,735,696 shares of common stock reserved for issuance under the 2016 Employee Stock Purchase Plan.

The table above assumes for illustrative purposes that an aggregate of 17,921,146 shares of our common stock are offered during the term of the sales agreement with Cowen at a price of $2.79 per share, the last reported sale price of our common stock on the NYSE American on March 28, 2018, for aggregate gross proceeds of $50.0 million. The shares subject to the sales agreement with Cowen are being sold from time to time at various prices.

To the extent that outstanding stock options or warrants outstanding as of December 31, 2017 have been or may be exercised or other shares issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries. You should also refer to the amended and restated certificate of incorporation and the amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 250,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share, all of which shares of preferred stock were undesignated as of December 31, 2017. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of December 31, 2017, we had outstanding 136,882,735 shares of common stock.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or stock exchange listing rules), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Our board of directors will fix the designations, voting powers, preferences and rights of the each series, as well as the qualifications, limitations or restrictions thereof, of the preferred stock of each series that we offer under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•                  the title and stated value;

•                  the number of shares we are offering;

•                  the liquidation preference per share;

•                  the purchase price per share;

•                  the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•                  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•                  our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•                  the procedures for any auction and remarketing, if any;

•                  the provisions for a sinking fund, if any;

•                  the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•                  any listing of the preferred stock on any securities exchange or market;

•                  whether the preferred stock will be convertible into our common stock or other securities of ours, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•                  whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•                  voting rights, if any, of the preferred stock;

•                  preemption rights, if any;

•                  restrictions on transfer, sale or other assignment, if any;

•                  whether interests in the preferred stock will be represented by depositary shares;

•                  a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

•                  the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•                  any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•                  any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

The Delaware General Corporation Law, or DGCL, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Warrants

As of December 31, 2017, we had outstanding warrants to purchase 116,581 shares of common stock at an exercise price of $3.86 per share, which warrants expire June 30, 2026, warrants to purchase 63,025 shares of common stock at an exercise price of $2.38 per share, which warrants expire November 22, 2026, warrants to purchase 80,645 shares of common stock at an exercise price of $1.86 per share, which warrants expire on March 29, 2027, and warrants to purchase 167,570 shares of common stock at an exercise price of $1.79 per share, which warrants expire on November 2, 2020, July 14, 2021, and August 19, 2021. The number of shares of common stock issuable upon the exercise of each warrant is subject to adjustment from time to time upon the occurrence of specified events.

Registration Rights

We and certain holders of our common stock have entered into a registration rights agreement. The registration rights provisions of this agreement provide those holders with demand, piggyback and Form S-3 registration rights. The shares subject to such rights are referred to herein as “Registrable Shares.”

In addition, pursuant to the terms of our certain of our warrants to purchase common stock held by Oxford Finance LLC, or Oxford, Oxford has piggyback registration rights with respect to the shares of common stock issuable upon the exercise of the warrants on the same terms as are set forth in the registration rights agreement.

Demand Registration Rights

The holders of at least a majority of the Registrable Shares in the aggregate, or a lesser percent if the anticipated aggregate offering price would exceed $10.0 million, have the right to demand that we filed up to a total of two registration statements. These registration rights are subject to specified conditions and limitations, including the right of a managing underwriter to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we are required to effect the registration as expeditiously as possible. An aggregate of approximately 33.8 million shares of common stock are entitled to these demand registration rights.

Piggyback Registration Rights

If we propose to register any of our securities under the Securities Act of 1933, as amended, either for our own account or for the account of other stockholders, the holders of Registrable Shares and Oxford will each be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of a managing underwriter to limit the number of shares included in any such registration under specified circumstances. An aggregate of approximately 34.1 million shares of common stock are entitled to these piggyback registration rights. The holders of piggyback registration rights under our registration rights agreement and Oxford have waived these rights as they may apply to the filing of the registration statement of which this prospectus is a part.

Registration on Form S-3

If we are eligible to file a registration statement on Form S-3, the holders of Registrable Shares will be entitled, upon their written request, to have such shares registered by us on a Form S-3 registration statement at our expense, provided that such requested registration has an anticipated aggregate offering size to the public of at least $1.0 million and subject to other specified conditions and limitations. An aggregate of approximately 33.8 million shares of common stock are entitled to these Form S-3 registration rights.

Expenses of Registration

We will pay all expenses relating to any demand, piggyback or Form S-3 registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.

Termination of Registration Rights

The registration rights granted under the registration rights agreement will terminate on August 4, 2025 or, if earlier, with respect to a particular holder, at such time as that holder and its affiliates may sell all of their shares of common stock pursuant to Rule 144 under the Securities Act without any restrictions on volume.

Antitakeover Effects of Provisions of Charter Documents and Delaware Law

Charter Documents.  Our amended and restated certificate of incorporation and Amended and Restated Bylaws, or Bylaws, each as amended to date, include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company. First, our board of directors is classified into three classes of directors. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide otherwise. In addition, the amended and restated certificate of incorporation provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Further, our Bylaws limit who may call special meetings of the stockholders. Our amended and restated certificate of incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Finally, our Bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals. These and other provisions of our amended and restated certificate of incorporation and Bylaws and

Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control or management of our company.

Delaware Takeover Statute.  We are subject to Section 203 of the DGCL, which regulates acquisitions of some Delaware corporations. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which the person became an interested stockholder, unless:

•                  the board of directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction;

•                  upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                  on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding stock of the corporation not owned by the interested stockholder.

Section 203 of the DGCL defines a “business combination” to include any of the following:

•                  any merger or consolidation involving the corporation and the interested stockholder;

•                  any sale, transfer, pledge or other disposition of 10% or more of the corporation’s assets or outstanding stock involving the interested stockholder;

•                  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder;

•                  any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Section 203 of the DGCL could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.

Listing on the NYSE American

Our common stock is listed on the NYSE American under the symbol “SENS.”

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cowen, under which we may issue and sell from time to time up to $50,000,000 of our common stock through Cowen as our sales agent.  Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on NYSE American or any other trading market for our common stock.  If authorized by us in writing, Cowen may purchase shares of our common stock as principal.

Cowen will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of common stock to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen.  Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us.  We may instruct Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction.  Cowen or we may suspend the offering of our common stock being made through Cowen under the sales agreement upon proper notice to the other party.  Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent equals 3.0% of the gross sales price of the shares sold through it pursuant to the sales agreement.  We have also agreed to reimburse Cowen up to $40,000 of Cowen’s actual outside legal expenses incurred by Cowen in connection with this offering, and for certain other expenses, including Cowen’s FINRA counsel fees in an amount up to $10,000. In accordance with FINRA Rule 5110 these reimbursed fees and expenses are deemed sales compensation to Cowen in connection with this offering.  We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $200,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

Cowen will provide written confirmation to us following the close of trading on the NYSE American on each day in which common stock is sold through it as sales agent under the sales agreement.  Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of shares of common stock sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us.  There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our common stock on our behalf, Cowen may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen may be deemed to be underwriting commissions or discounts.  We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act.  As sales agent, Cowen will not engage in any transactions that stabilize our common stock.

Our common stock is listed on the NYSE American and trades under the symbol “SENS.”  The transfer agent of our common stock is Computershare Trust Company, N.A.

Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon by Cooley LLP, Reston, Virginia. Covington & Burling LLP, New York, New York, is counsel for Cowen in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement, as well as any other document filed by us with the SEC, at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can also request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Senseonics Holdings, Inc. The address of the SEC website is www.sec.gov.

We maintain a website at www.senseonics.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus is 001-37717. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this document:

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and filed with the SEC on March 13, 2018;

•                  our Current Reports on Form 8-K filed with the SEC on January 25, 2018, January 26, 2018 (as amended by Amendment No. 1 filed on January 26, 2018) and January 30, 2018, to the extent the information in such reports is filed and not furnished; and

•                  the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on March 11, 2016, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Senseonics Holdings, Inc., Attn: Investor Relations, 20451 Seneca Meadows Parkway, Germantown, MD 20876-7005, telephone: (301) 515-7260.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement.

$50,000,000

Common Stock

Prospectus

Cowen

April 19, 2018